Exhibit 10.59
                       ENRON POWER CORP.
                     EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement") is made and effective as of July 1, 1990 (the "Effective Date"), by and among Enron Power Corp., a Delaware corporation and subsidiary of Enron Corp. ("Enron") having its headquarters at 10077 Grogans Mill Road, Suite 475, The
Woodlands, Texas 77380 ("EPC") and Thomas E. White, an individual currently residing at 25B Lee Avenue, Fort
Myers, Virginia  22211 ("Employee").

                         WITNESSETH:

     WHEREAS, EPC is desirous of employing Employee in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth, and

     WHEREAS, Employee is desirous of entering the employ of EPC on such terms and conditions and for such consideration;

     NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Enron and Employee agree as follows:

ARTICLE 1:  EMPLOYMENT AND DUTIES

     1.1 Term. EPC shall employ Employee, and Employee agrees to be employed by EPC, for the period set forth on Exhibit A hereto beside the heading "Term", subject to the terms and conditions of this Agreement, unless sooner terminated pursuant to other provisions hereof.
Subsequent to such employment, EPC may assign this agreement to any successor or to any 90%-or-more owned subsidiary of Enron that is principally engaged in the business of owning, operating, developing, managing or administering electric power generation facilities.

     1.2  Position and Duties.  EPC shall maintain
Employee in the position or positions set forth beside the heading "Title/Office" on Exhibit A (the "Officer
Position", which may include more than one office or title), or in such other positions as the parties mutually may agree. Employee agrees to serve in the Officer
Position, and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such position(s) as set forth in the bylaws of EPC, as well as such additional duties and services appropriate to such office(s) which he from time to time may be reasonably directed to perform by the Board of Directors of EPC. Employee agrees to comply with such company policies and procedures of EPC as EPC may establish from time to time.

     1.3 Exclusivity. Employee shall, during the period of his employment by EPC, devote such portion of his business time, energy and best efforts to the business and affairs of EPC as is necessary to fulfill his obligations under Section 1.2. Employee may not engage, directly or indirectly, in any other business, investment or activity that shall violate the provisions of Article 5, interferes with Employee's performance of his duties hereunder, be contrary to the interests of EPC or Enron or require any significant portion of Employee's business time.

ARTICLE 2:  COMPENSATION AND BENEFITS

     2.1 Base Salary. Employee's base salary during the term hereof shall be not less than the amount set forth beside the heading "Base Salary" on Exhibit A, and shall be reviewed periodically for adjustment Employee's base salary shall be earned and paid in equal semimonthly installments in accordance with EPC's standard payroll practice.

     2.2 Perquisites and Benefits. Employee shall be entitled to the perquisites and benefits applicable to other senior e officers of EPC (other than John B. Wing), and such additional ones as may from time to time be approved for Employee by EPC's Board of Directors.

     2.3 Vacation. During each year of his employment, Employee shall be entitled to the amount of vacation per calendar year set forth beside the heading "Vacation" on Exhibit A.

     2.4  Phantom Equity Interests.  A. Grant of Phantom
Equity. Employee is hereby granted the contingent rights set forth beside the heading "Phantom Equity %" on Exhibit
A, the terms of which rights are set forth and governed by the provisions in this Section 2.4 and in the Enron Power
Corp. Phantom Equity Plan (the "Plan") attached as Exhibit
B. Employee understands and agrees that in the event of a termination of Employee's employment other than an Involuntary Termination, or a voluntary redemption by Employee of Phantom Equity prior to the end of the Term hereof the amount paid to Employee pursuant to the Phantom
Equity will not be based on its or EPC's market value and therefore may be substantially less than would be payable upon an Involuntary Termination or at the expiration of the Term of this Agreement. Employee further understands and agrees that Employee was offered the opportunity to execute this Agreement for a Term equal to the Vesting
Schedule on Exhibit A, and that if Employee elected a shorter term and the Term hereof expires prior to the end of the Vesting Schedule on Exhibit A, and Employee and the Company are unable to agree on terms of continued employment and Employee's employment with the Company terminates, the portion of the Phantom Equity that had not yet vested will never vest and will be forever lost and forfeited by Employee. Employee further understands and agrees that an inherent feature of the Phantom Equity is the right and duty of the Board of Directors or a committee designated by it to reasonably determine the value of the Phantom Equity under certain circumstances, without any initial input or verification from Employee.
Employee shall not be entitled to sell participate out, transfer or otherwise dispose of any Phantom Equity interest otherwise than by will or the laws of descent and distribution.

     B. Redemption of Phantom Equity. Subject to the earlier expiration of this grant of Phantom Equity as herein provided, the Phantom Equity and/or the Accumulated
Phantom Dividends (as defined in the Plan) may be redeemed in whole or in part by written notice to the Company (a
"Redemption Request"), during any Redemption Period (as defined in the Plan) applicable to Employee, in the manner and for the values set forth in the Plan, but shall not be redeemed for more than a percentage of the aggregate amount of Phantom Equity awarded by this grant determined in accordance with the Vesting Schedule on Exhibit A.

     C.   Calculation of Redemption Payment.  The
calculation of the amount which Employee is entitled upon making a proper Redemption Request shall be made in accordance with the Plan. Such calculation shall utilize the Company's Market Value as the Company Value (as defined in the Plan) if such redemption occurs (i) pursuant to an Accelerated Vesting Date (as defined below), (ii) after the expiration of the Term hereof if Employee's employment has continued throughout such Term without termination, or (iii) under other circumstances where the Plan may from time to time expressly provide for such Market Value calculation. All other redemption payments shall be calculated using Book Value as the Company Value (as defined in the Plan).

     D.   Special Vesting and Redemption Provisions

             (i) General Rule. Except as provided below in this Section 2.4 or in the Plan, the Phantom Equity may be redeemed, during Employee's lifetime, only by Employee
(or Employee's guardian or legal representative) and (a) during a Redemption Period occurring while Employee remains an employee of the Company or (b) during the first
Redemption Period after expiration of the Term hereof.

             (ii)Employment Termination. If Employee's employment with Company terminates prior to the end of the Term hereof as a result of termination without cause by Employee or a Termination for Cause of Employee by the Company, all rights of Employee to Phantom Equity shall immediately terminate, expire, and be void as if such Employee's Phantom Equity % had always been zero.

             (iii) Death, Disability, Involuntary
Termination. Notwithstanding the provisions of Exhibit A, in the event Employee dies, becomes permanently disabled or is Voluntarily Terminated prior to all Phantom Equity becoming vested (the date on which such event occurs or is effective being the "Accelerated Vesting Date"), all nonvested Phantom Equity shall immediately fully vest (i) in the case of death or Involuntary Termination, upon the Accelerated Vesting Date as if the Vesting Schedule had been completed, and (ii) in the case of permanent disability, in accordance with the Vesting Schedule irrespective of whether employment continues or is terminated. In either such case, the Phantom Equity may be redeemed by Employee (or Employee's estate, legal guardian, or person who acquires the Phantom Equity by reason of bequest or inheritance) any time during the Special Redemption Period (as defined in the Plan) following such Accelerated Vesting Date (as defined in the Plan), and during subsequent Redemption Periods in the event of permanent disability, at "Market Value" as set forth in Section 5B(2) of the Plan. As used herein, "permanent disability" shall have the same meaning as the term "Total Disability" has in the Long Term Disability
Plan of the Company.

             (iv) Six-Month Restriction. Notwithstanding anything to the contrary herein, if Employee is then an officer, director or affiliate of the Company at a time when the Company has securities registered under the Securities Exchange Art of 1934, as amended, the Phantom
Equity may not be redeemed prior to the expiration of six months from the date of grant hereof (except in the event of the death or incapacity of Employee prior to the expiration of such six-month period), and thereafter any voluntary redemption that results in the receipt of cash shall be exercisable only during a period beginning on the third business day and ending on the twelfth business day following the date of release by the Company for publication of quarterly and annual summary statements of sales and earnings.

             (v) Notwithstanding any other provision
hereof, the Phantom Equity shall not be redeemable in any event after the expiration of six years from the date of grant hereof, provided, that the provision shall not terminate redemptions requested prior to the end of such six-year period until such redemptions have been fully paid and all disputes resolved in accordance with the provisions of the Plan.

     2.5  Effect of Termination, Death or Disability on
Compensation and Benefits. Except as otherwise provided in Section 2.4, if Employee's employment hereunder shall be terminated by EPC or by Employee, upon such termination, regardless of the reason therefor, all compensation and all benefits to Employee under this Agreement shall terminate contemporaneously with the termination of such employment, except that in the case of an Involuntary Termination (as defined in Article 3) prior to expiration of the Term of employment established in
Section 1.1, Employee shall in consideration of Employee's continuing obligations hereunder after such termination, be entitled to receive (i) the compensation described in
Section 2.1 of this Article 2 as if Employee's employment
(which shall cease) had continued for the full Term of this Agreement, and (ii) the benefits described in Section
2.2 applicable to active senior executive officers of EPC
(or the essential equivalent in the case of insurance and disability plans) for the same period as Employee's compensation hereunder is con pursuant to clause 2.5(i), using such annual compensation amount as the compensation base where relevant. In addition, Employee or Employee's surviving spouse shall be provided additional pension payments in the amount that such person would have received, pursuant to the retirement, supplemental retirement and pension plans of EPC to which Employee was entitled pursuant to Section 2.2 had Employee's employment continued through the Term of this Agreement.

     2.6 Benefits Unsecured and Unfunded. Unless EPC specifically specifies in writing to the contrary, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute a general liability of EPC to be paid exclusively from the general assets of EPC, and shall be an unfunded and unsecured promise to pay money in the future.

ARTICLE 3: TERMINATION PRIOR TO EXPIRATION OF TERM

     3.1 Generally. The termination of Employee's employment by EPC prior to the expiration of the term described in Section 1.1 shall constitute a "Termination for Cause" if made in accordance with the provisions of
Section 3.2 below and otherwise shall constitute an "Involuntary Termination" as described in Section 3.3 below. The termination of Employee's employment by Employee prior to the expiration of the Term set forth in
Section 1.1 shall constitute an "Involuntary Termination" if made in accordance with the provisions of paragraph
3.3(ii) below and shall otherwise constitute termination without cause.

      3.2 Termination for Cause. As used in this Agreement, "Termination for Cause" shall mean termination by action of EPC's Board of Directors because of Employee's (i) conviction of a felony (which, through lapse of time or otherwise, is not subject to appeal);
refusal without proper legal cause to perform Employee's duties and responsibilities; (iii) material breach of a material provision of this Agreement; or (iv) engaging in conduct which Employee has reason to know is materially injurious to EPC or its parents or subsidiaries. Such termination shall be effected by notice thereof delivered by EPC to Employee and shall be effective as of the date of such notice; provided, however, that if such termination is pursuant to (ii) or (iii) above and within seven days (in the case of a refusal) or thirty days (in the case of a material breach) following the date of such notice Employee shall cease such refusal or breach and shall use his best efforts to perform such duties and responsibilities or correct such breach, the termination shall not be effective; and, provided further, that EPC shall consult m good faith with Employee and provide an opportunity for Employee to be heard prior to effecting any termination under this section and that failure to do so shall constitute Involuntary Termination.

     3.3  Involuntary Termination.  As used in this
Agreement, "Involuntary Termination" or "Involuntarily
Terminated" shall mean termination of Employee's employment with EPC if such termination results from:

        (i)    termination by EPC on any grounds
               whatsoever except "Termination for Cause" as defined in Section 3.2 above and except upon Employee's death or Permanent
               Disability;

        (ii) termination by Employee within 60 days of and in connection with or based upon any of the following:

               (a) a substantial and material reduction in
                   the nature or scope of Employee's
                   responsibilities, which results in
                   Employee not having a senior officer
                   position in EPC or Enron Power (U.K.)
                   Limited or results in an overall
                   material and substantial reduction from
                   the level of responsibility and stature
                   that accompany the Officer Position as
                   of the effective date of this Agreement
                   or later agreed to by Employee and EPC,
                   which reduction remains in place and
                   uncorrected for thirty (30) days
                   following written notice of such breach
                   to EPC by Employee;

               (b) a change in the location for the
                   primary performance of Employee's
                   services under this Agreement from
                   London or The Woodlands to a city
                   which is more than 50 miles away from
                   both such locations, which change is
                   not approved by Employee;

               (c) a material breach by EPC of any
                   material provision of this Agreement,
                   which breach, if correctable, remains
                   uncorrected for 30 days following
                   written notice of such breach to EPC
                   or Enron (as applicable) by Employee;

                  To effect a termination t to Section 3.3(ii) of this, Employee shall give written notice to EPC that he has elected to terminate his employment hereunder and stating the effective date and reason for such termination, provided that such action shall not terminate this Agreement or alter or amend any other provisions hereof or rights hereunder. Employee shall not be under any duty or obligation to seek or accept other employment following
Involuntary Termination and no amount, payment or benefit due Employee hereunder or otherwise shall be reduced or suspended if Employee accepts subsequent employment.

     3.4  Effect of Death, Retirement or Disability on
Involuntary Termination Benefits.  In the event of
Employee's death, retirement or Permanent Disability following Employee's Involuntary Termination, Employee or
Employee's legal representatives shall be entitled to receive the balance of any unpaid amounts payable under
Article 3.  However, in no event will Employee or
Employee's legal representatives receive payments under this Article 3 if Employee dies, retires or becomes
Permanently Disabled prior to an event that, but for such death, retirement or Permanent Disability, would have constituted an Involuntary Termination of Employee.

     3.5 Offset of Severance Benefits. The compensation and benefits payable to Employee under this Agreement shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans and policies of EPC or an affiliate of EPC presently in effect or which may be adopted or amended in the future.

ARTICLE 4: CONFIDENTIAL INFORMATION

     4.1 EPC Information. Employee acknowledges that the business of EPC, Enron and their affiliates is highly competitive and that EPC's project development strategies, books, records and documents, EPC's technical information concerning its products, equipment, services and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning EPC' customers and business affiliates, all comprise confidential business information and trade secrets of EPC which are valuable, special and unique assets of EPC, which EPC uses in its business to obtain a competitive advantage over EPC'S competitors which do not know or use this information. Employee further acknowledges that protection of EPC'S confidential business information and trade secrets against unauthorized disclosure and use, is of critical importance to EPC in maintaining its competitive position.
Accordingly, Employee hereby agrees that he or she will not, at any time during or after his or her employment by EPC, make any unauthorized disclosure of any confidential business information or trade secrets of EPC, or make any use thereof for the benefit of, and on behalf of, EPC.
For the purposes of this Section 4.1, the term "EPC" shall also include EPC, Enron and their affiliates, and Enron shall be a third party beneficiary of the provisions of this Section 4.1.

     4.2 Third Party Information. Employee acknowledges that, as a result of his employment by EPC, he may from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of EPC. Employee agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as EPC confidential business information and trade secrets.

     4.3 Return of Documents. All written materials, records and other documents made by, or coming into the possession of, Employee during the period of his employment by EPC which contain or disclose EPC confidential business information or trade secrets shall be and remain the property of EPC. Upon termination of Employee's employment by EPC, for any reason, he promptly shall deliver the same, and all copies thereof to EPC.

ARTICLE 5:  NON-COMPETITION

     5.1 Term and Scope. As part of the consideration for the compensation to be paid to Employee hereunder, and as an additional incentive for EPC to enter into this Agreement, the parties agree to the non-competitive provisions of this Article 5, and Employee agrees that (i) during the Term hereof, and (ii) in the event Employee's employment with EPC terminates (other than under circumstances constituting an Involuntary Termination or upon expiration of the term set forth in Section 1.1), for a period of one year following such termination of employment Employee will not, directly or indirectly for himself or for others, in any foreign country where EPC, Enron or any of their affiliates are then conducting any business or have, during the previous twelve months, conducted any business, or in any state of the United
States:

        (i) engage in or render advice or services to or otherwise assist any other person or entity who is engaged, directly or indirectly, in any business similar or related to or competitive with (i) the business of generation for sale of electric power (including as a vendor, supplier or customer of an electric generation or plant), or (ii) the gas supply and marketing business conducted by Enron or its affiliates;

        (ii)  transact any business in any manner
               pertaining to suppliers or customers of
               EPC, Enron or any. of their affiliates
               which, in any manner, would have, or is
               likely to have, an adverse effect upon EPC, Enron or any of their affiliates; or

        (iii) induce any employee of EPC, Enron or any of their affiliates to terminate his or her employment with any of EPC, Enron or such affiliates, or hire or assist in the hiring of any such employee by an entity not affiliated with Enron.

As used in this Article 5, "Enron" and "EPC" shall include their respective affiliates and any entity in which Enron
Power (U.K.) Limited owns at least 20% of the securities entitled to vote in the election of directors or management committee members.

5.2 Effect of Provisions. Employee understands that the foregoing restrictions may limit his or her ability to engage in business similar to those described in clause
(i)-(iii) above anywhere in the world during the period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.
Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 5 by Employee, and Enron or EPC shall be entitled to enforce the provisions of this Article 5 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity to Enron or EPC, including the recovery of damages from Employee and his or her agents involved in such breach.

     5.3 Enforceability. It is expressly understood and agreed that Enron, EPC, and Employee consider the restrictions contained in this Article 5 to be reasonable and necessary for the proprietary information of Enron and EPC. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or over broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 6: MISCELLANEOUS

     6.1 Definitions. For purposes of this Agreement the following terms shall have the meanings ascribed to them below:

     A. "Affiliate" or "affiliated" is used to indicate a relationship to a specified person or entity and shall mean a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person or entity.

     B. "Permanent Disability" shall mean such permanent disability supported by written medical opinion of a physician acceptable to EPC that Employee is permanently incapable of performing his duties for physical or mental reasons, and that qualifies Employee for benefits under EPC's long-term disability plan, if any.

     6.2 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United
States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to EPC, to:      Enron Power Corp.
                    10077 Grogans Mill Road
                    The Woodlands, Texas 77380
                    Attention:   Chief Financial Officer

With a copy to:     Enron Corp.
                    1400 Smith
                    Houston, Texas 77002
                    Attention:   Corporate Secretary

If to Employee, to the address shown on the first page hereof.

or to such other address as any party may furnish to the others in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     6.3 Applicable Law. This contract shall be governed in all respects by the laws of the State of Texas.

6.4 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     6.5 Remedy for Breach of Contract. The parties agree that in the event there is any breach or asserted breach of the terms, covenants or conditions of this Agreement, the remedy of the parties hereto shall be in law and in equity and injunctive relief shall lie for the enforcement of or relief from any provisions of this Agreement. If any remedy or relief is sought and obtained by any party against one of the other parties pursuant to this Section 6.5, the other party shall, in addition to the remedy of relief so obtained, be liable to the party seeking such remedy or relief for the expenses incurred by such party in successfully obtaining such remedy or relief, in the fees and expenses of such successful party's counsel.

     6.6 Severability. It is a desire and intent of the parties that the terms, provisions, covenants and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant or remedy of this Agreement or the application thereof to any person or circumstances shall to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

     6.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     6.8 Withholding of Taxes. EPC may withhold from any benefits or amounts payable under this Agreement all federal state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

     6.9 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive- purposes.

     6.10 Successors and Assignments. This Agreement automatically shall be binding upon and inure to the benefit of EPC and any corporation or other entity which may hereafter acquire or succeed to all or substantially all of the business or assets of EPC by any means whether direct or indirect, by purchase, merger, consolidation or otherwise. As used in this Section 6.10, "EPC" shall mean
EPC as defined on the first page of this Agreement and any successor to its business or assets by operation of law or otherwise. Employee's rights and obligations under
Article 1 hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law or otherwise, without the prior written consent of EPC. This Agreement shall otherwise be binding upon and inure to the benefit of Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees, and permitted assigns including but not limited to the rights set forth in Articles 2 and 3. Except as expressly provided herein, this Agreement is not intended to confer upon any person any rights or remedies hereunder.

     6.11 Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof and contains all of the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Employee by EPC. This Agreement is personal to each of the parties, and is not part of a plan or program involving others. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by EPC that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby provided that any such modification must be authorized or approved by the Board of Directors of EPC.

     6.12 Cancellation of Prior Agreements. By execution of this Agreement, Employee hereby forever waives, releases and forgives all rights, benefits and compensation ("rights") which Employee may have or be entitled to under any and all other individual employment agreements or individual severance agreements, between Employee and EPC (or any affiliate or subsidiary or EPC), or rights under any compensation plans or programs thereof. entered into or granted to Employee prior to the effective date of this Agreement (and this Section 6.12 constitutes a modification of any such agreements or arrangements which terminates the provisions thereof).

   IN WITNESS WHEREOF. the parties have duly executed this Agreement as of the date first above written.

                              ENRON POWER CORP.


                              By:  JOHN B. WING
                                   John B. Wing
                                   Chairman of the Board
                                   of Directors




                              THOMAS E. WHITE
                              Thomas E. White
                              EMPLOYEE

                      ENRON POWER CORP.

                          EXHIBIT A
                             TO
                    EMPLOYMENT AGREEMENT




Employee Name:           Thomas E. White

Term:                    Effective Date through June 30, 1995

Title/Office:            Executive Vice President

Base Salary:             $135,000

Vacation:                4 weeks

Phantom Equity %:        .5%

Vesting Schedule:        20% of Phantom Equity vests on
                         each anniversary of the
                         Effective Date over five years,
                         as follows:
                                               Aggregate
               Time                          Vested Portion

Prior to 1st anniversary of Effective Date . . . .   0%
On and after 1st anniversary of Effective Date . .  20%
On and after 2nd anniversary of Effective Date . .  40%
On and after 3rd anniversary of Effective Date . .  60%
On and after 4th anniversary of Effective Date . .  80%
On and after 5th anniversary of Effective Date . . 100%